EX 23-CONSENT OF BDO SEIDMAN, LLP


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
CellPoint Inc. and Subsidiaries
Kista, Sweden

We hereby consent to the incorporation by reference in the respective Registration Statements on Form S-3 (No. 333-86100) and Form S-8 (No. 333-52884) of CellPoint Inc. and in the Prospectuses constituting part of such Registration Statements of our report dated October 11, 2002 relating to the financial statements of CellPoint Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


BDO Seidman, LLP

New York, New York
October 17,2001